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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)              January 22, 2003
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                                  Advanta Corp.
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               (Exact Name of Registrant as Specified in Charter)


        Delaware                         0-14120                 23-1462070
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(State or Other Jurisdiction           (Commission             (IRS Employer
      of Incorporation)                File Number)          Identification No.)


         Welsh & McKean Roads,
P.O. Box 844, Spring House, Pennsylvania                               19477
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(Address of Principal Executive Offices)                             (Zip Code)


Registrant's telephone number, including area code   (215) 657-4000
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         (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5.   OTHER EVENTS.

On January 22, 1999, Fleet and certain of its affiliates filed a lawsuit against Advanta Corp. and certain of its subsidiaries in Delaware Chancery Court. Fleet's allegations, which we deny, centered around Fleet's assertions that we failed to complete certain post-closing adjustments to the value of the assets and liabilities we contributed to Fleet Credit Card LLC in connection with the Consumer Credit Card Transaction in 1998. Fleet sought damages of approximately $141 million. We filed an answer to the complaint denying the material allegations of the complaint, but acknowledging that we contributed $1.8 million in excess liabilities in the post-closing adjustment process, after taking into account the liabilities we have already assumed. We also filed a countercomplaint against Fleet for approximately $101 million in damages we believe have been caused by certain actions of Fleet following the closing of the Consumer Credit Card Transaction. As a result of related litigation with Fleet, $70.1 million of our reserves in connection with this litigation were funded in an escrow account in February 2001. In October 2001, the court issued a ruling on summary judgment in favor of Fleet on certain legal issues and positions advocated by Fleet and against others that Fleet advocated. As a result, for purposes of trial only, the parties stipulated to a number of issues relating to the court's October ruling including certain amounts that would be owed by each party to the other, while preserving their rights to appeal. A trial on the other issues took place in November and December 2001.

On January 22, 2003, the trial court issued a decision ruling on all but one of the remaining issues, and ordering further briefing on the remaining outstanding issue. If, in the future, the court's decisions were implemented in their entirety, and assuming that all outstanding or appealable issues were decided in a manner adverse to Advanta, our maximum exposure would be a charge to our earnings of approximately $43 million on a pretax basis or $40 million on an after tax basis. This amount represents the amount in excess of the reserves we have been carrying for the litigation, which were based on our expectations of the outcome of the litigation. The charge would not effect earnings from continuing business segments (principally business cards). If the court's decisions were implemented in their entirety, there would be a favorable impact to our liquidity as we would recoup approximately $8 million in cash from the escrow account funded in February 2001, after payment of amounts due to Fleet. The court's ruling on the remaining outstanding issue and/or the ultimate resolution of any issues that may be appealed could reduce or eliminate the charge to our earnings, although there can be no assurance as to the potential benefit, if any, to us at this time.

We anticipate making a final determination of the component of the maximum exposure described above necessary to be reflected in our 2002 financial statements in light of all the information available prior to the issuance of those statements.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain factors that could cause actual results to differ materially from those projected. The most significant of these are the impact of: (1) future developments associated with the Company's litigation with Fleet; and (2) interest rate fluctuations. Additional factors that may affect the Company's future performance are detailed in the
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Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
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ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)   Exhibits.

            None.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Advanta Corp.
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                                       (Registrant)

Date: January 27, 2003

                                       By: /s/ Elizabeth H. Mai
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                                           Elizabeth H. Mai
                                           Senior Vice President,
                                           Secretary and General Counsel